Exhibit 99.1
PIERRE LAGRANGE JOINS GLG’S BOARD OF DIRECTORS
New York, February 4, 2009 — GLG Partners, Inc (“GLG”) (NYSE: GLG), a leading alternative asset manager, announced today that its Board of Directors elected Pierre Lagrange as a director of the Company on February 2, 2009. Pierre is filling the vacancy created by the resignation of Company director and former President and CEO of Freedom Acquisition Holdings, Inc., Nicolas Berggruen.
Pierre is a co-founder and Senior Managing Director of GLG Partners LP and has overall responsibility for a number of its global equity products, including the flagship GLG European Long-Short Fund.
Noam Gottesman, Chairman and Co-CEO of GLG commented, “We would like to thank Nicolas for serving on our Board and are looking forward to the added perspective Pierre will bring.”
— ENDS —

About GLG
GLG, one of the largest alternative asset managers in the world, offers its base of long-standing prestigious clients a diverse range of investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining its tradition of client-focused product development and customer service.
As of September 30, 2008, GLG managed net AUM of over $17 billion.
Contacts
Investors/analysts:

GLG:	Jeffrey Rojek
Chief Financial Officer
+1 212 224 7245
jeffrey.rojek@glgpartners.com

Michael Hodes
Director of Public Markets
+1 212 224 7223
michael.hodes@glgpartners.com

Media:

Finsbury:	Rupert Younger / Talia Druker
+44 (0)20 7251 3801
GLG@finsbury.com

Andy Merrill / Stephanie Linehan
+ 1 212 303 7600
GLG@finsbury.com
SOURCE: GLG Partners, Inc.